Exhibit 99.06
Southern Company
Kilowatt-Hour Sales
(In Millions of KWHs)

	Three Months Ended March
As Reported	2014	2013	Change	Weather Adjusted Change
Kilowatt-Hour Sales-
Total Sales	47,802	43,570	9.7%

Total Retail Sales-	39,699	37,075	7.1%	1.3%
Residential	14,174	12,346	14.8%	1.2%
Commercial	12,548	12,101	3.7%	(0.2)%
Industrial	12,749	12,399	2.8%	2.8%
Other	228	229	(0.4)%	(0.8)%

Total Wholesale Sales	8,103	6,495	24.8%	N/A